PKF LLP Certified Public Accountants	PKF

29 Broadway New York, NY 10006 USA

Tel 212 867 8000 Fax 212 687 4346 www pkfnewyork.com E-mail info@pkfny.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to the incorporation by reference in the Registration Statements (i) Form S-3 (File No. 333-161668) (ii) Form S-3D (File No. 333-164711) and (iii) Form S-8 (File No. 333-146902) of Monmouth Real Estate Investment Corporation of our reports dated December 8, 2010, with respect to the consolidated financial statements and schedule of Monmouth Real Estate Investment Corporation, and the effectiveness of internal control over financial reporting of Monmouth Real Estate Investment Corporation included in this Annual Report on Form 10-K for the year ended September 30, 2010.

/s/ PKF LLP

New York, New York

December 8, 2010

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